Exhibit 4

                                                     PRIVILEGED AND CONFIDENTIAL

                                                                [Execution Copy]


                               OPERATING AGREEMENT

                                  BY AND AMONG

                              DT ACQUISITION INC.,
                               POLYMER GROUP, INC.
                                       AND
                            GALEY & LORD INCORPORATED

                                    REGARDING

                              DOMINION TEXTILE INC.


         This operating agreement, dated as of December 19, 1997 (the "Operating Agreement"), is made and entered into by and among Polymer Group, Inc., a Delaware corporation ("PGI"), DT Acquisition, Inc., a corporation organized under the laws of Canada ("DTA") and Galey & Lord Incorporated, a Delaware corporation ("GL") (PGI, DTA and GL are referred to sometimes herein as the "Parties"). Capitalized terms used but not defined herein shall have the respective meanings set forth in the DTA Offers and Takeover Bid Circular dated October 29, 1997, as amended by the Notice of Extension and Variation dated November 18, 1997, the Notice of Extension dated December 2, 1997 and the Notice of Extension and Variation dated December 8, 1997.

         WHEREAS, DTA has commenced a public takeover bid to acquire all of the outstanding common shares of Dominion Textile Inc., a corporation organized under the laws of Canada ("Target") (such acquisition referred to herein as the "Target Acquisition") and all of the outstanding first preferred shares of Target;

         WHEREAS, PGI, GL and DTA have entered into an agreement dated as of October 27, 1997 (the "Agreement"), as amended and supplemented by the letter agreement dated as of October 27, 1997 between the Parties and the three letter agreements dated as of November 16, 1997 between the Parties (the Agreement as so amended and supplemented is referred to herein as the "Purchase Agreement"), which would, contingent on the completion of the Target Acquisition by DTA, (i) transfer the Nonwovens Business (including its proportionate liabilities) to PGI, and (ii) transfer the Apparel Fabric Business (including its proportionate liabilities) to GL (such transfers referred to herein as the "Purchase Agreement Transaction");

         WHEREAS, PGI, GL and an affiliate of PGI have committed to lend money to DTA to provide funds to DTA to complete the Target Acquisition; WHEREAS, PGI and GL each has expertise with respect to the Nonwovens Business and the Apparel Fabric Business, respectively, and, upon completion of the Target Acquisition, Target

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Operating Agreement
December 19, 1997
Page 2

would benefit from the utilization of their expertise in the management of Target's operations; and

         WHEREAS, DTA, PGI and GL are entering into this Agreement for the purpose of setting forth certain management rights and responsibilities of each Party during the period following the appointment by DTA of all of the directors of Target's board of directors and prior to completion of the Purchase Agreement Transaction.

         NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, the parties hereto intending to be legally bound, hereby agree as follows:

         1.DEFINITIONS. In addition to terms otherwise defined herein and in the Offers, the following terms have the meanings set forth below:

                  (a) "Agreement" has the meaning set forth in the preface above.

                  (b) "Apparel Committee" has the meaning set forth in Section 2(a).

                  (c) "Business" has the meaning set forth in Section 2(a).

                  (d) "DTA" has the meaning set forth in the preface above.

                  (e) "GL" has the meaning set forth in the preface above.

                  (f) "Nonwovens Committee" has the meaning set forth in Section 2(a).

                  (g) "Operating Agreement" has the meaning set forth in the preface above.

                  (h) "Operating Committees" has the meaning set forth in
         Section 2(a).

                  (i) "PGI" has the meaning set forth in the preface above.

                  (j) "Parties" has the meaning set forth in the preface above.

                  (k) "Partner" means an individual who is designated as a member of the Partners Committee pursuant to Section 3(b).

                  (l) "Partners Committee" means the executive committee designated pursuant to Section 3.

                  (m) "Purchase Agreement" has the meaning set forth in the preface above.


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Operating Agreement
December 19, 1997
Page 3



                  (n) "Purchase Agreement Transaction" has the meaning set forth in the preface above.

                  (o) "Target" has the meaning set forth in the preface above.

                  (p) "Target Acquisition" has the meaning set forth in the preface above.

         2. DAY-TO-DAY MANAGEMENT: THE APPAREL COMMITTEE AND THE NONWOVENS COMMITTEE. The Parties hereby expressly agree that this Operating Agreement shall set forth the exclusive arrangement for the management and operation of the Apparel Fabric Business and the Nonwovens Business. The Parties agree to take (and to cause their subsidiaries and affiliates to take) whatever actions are necessary or desirable (whether in such Party's capacity as a stockholder (whether direct or indirect), director, Partner or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), to effect the management of the Businesses as set forth herein and in a manner consistent with the undertakings given to the Minister of Industry by the Parties. The Parties agree that they will not take any actions specifically for the purpose of frustrating the intent of this Operating Agreement.

                  (a) OPERATING COMMITTEE RESPONSIBILITIES. The Apparel Fabric Business operating committee (the "Apparel Committee") shall manage the day-to-day affairs of the Apparel Fabric Business. The Nonwovens Business operating committee (the "Nonwovens Committee", and together with the Apparel Committee the "Operating Committees") shall manage the day-to-day affairs of the Nonwovens Business (the Nonwovens Business and the Apparel Fabric Business are each referred to sometimes herein as a "Business" and, collectively, as the "Businesses"). Each Operating Committee shall, in accordance with the direction established by the Partners Committee, make all decisions and exercise all powers necessary for the day-to-day operation of its respective Business, including the power to appoint or cause to be appointed officers and agents and to execute contracts; provided, however, the powers of the Operating Committees shall not be construed to extend to those matters that are reserved for decision by the Partners Committee under Section 3 of this Operating Agreement. Each Operating Committee shall operate its respective Business consistent with the provisions of this Operating Agreement and the Purchase Agreement.

                  (b) FORMATION AND COMPOSITION OF OPERATING COMMITTEES. The Apparel Committee shall consist of the Partners who are the GL nominees to the Partners Committee. The Nonwovens Committee shall consist of the Partners who are the PGI nominees to the Partners Committee. Each member of an Operating Committee shall serve so long as the person is a Partner and shall cease to be a member of an Operating Committee in the event that the person ceases to be a Partner.


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Operating Agreement
December 19, 1997
Page 4

         (c)      PROCEDURES GOVERNING OPERATING COMMITTEES.

                           (i) Each Operating Committee shall meet with such
                  frequency and at such places (including meetings by telephone or video conference) as mutually decided by the members of the respective Operating Committee.

                           (ii) Meetings of an Operating Committee may be called
                  by any of its respective members. Notice (by hand, telephone, overnight courier, or the U.S. mail) shall be given to all members of the respective Operating Committee at any time prior to a meeting (notice shall be deemed given when received). If the notice requirement is not met, an Operating Committee meeting shall nonetheless be valid as if held after due notice if all members of the Operating Committee attend without objection to the lack of notice or if, either before or after such meeting, each member of the Operating Committee signs a written waiver of notice, a consent to the holding of such meeting or a written approval of the minutes of such meeting.

                           (iii) No meeting of an Operating Committee may be
                  validly convened unless both members of the respective Operating Committee are present (either in person or by proxy). A member of an Operating Committee may appoint another person as his or her proxy to represent such member at any such Operating Committee meeting for any purpose, including voting and quorum purposes.

                           (iv) Each member of an Operating Committee shall have
                  one (1) vote at all meetings of their respective Operating Committee. All resolutions of an Operating Committee must be adopted by the unanimous vote of all members of the Operating Committee present (or their proxies). Minutes shall be kept of each meeting of an Operating Committee, copies of which shall be transmitted to each member for approval as to the accuracy of the minutes. A resolution in writing which is signed by all of the members of an Operating Committee shall be valid and effective as if it had been unanimously passed at a meeting of the respective Operating Committee duly convened and held. Copies of any such resolutions shall be filed with the minutes of the meetings of such Operating Committee.

                           (v) Each of GL and PGI shall pay the expenses
                  (including travel expenses) incurred by the Operating Committee members nominated by it to attend Operating Committee meetings.

                           (vi) By unanimous consent of its respective members,
                  an Operating Committee may adopt such other procedures governing meetings and the conduct of business as it shall deem appropriate.


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Operating Agreement
December 19, 1997
Page 5


         3.       THE PARTNERS COMMITTEE

                  (a) PARTNERS COMMITTEE RESPONSIBILITIES. Subject to change by agreement of GL and PGI, the management of each of the Businesses shall be conducted exclusively by the applicable Operating Committee, provided that the approval of the Partners Committee shall be required prior to:

                           (i) approving any activity outside of the ordinary
                  course of business, consistent with past practice, of the Apparel Fabric Business or the Nonwovens Business, considered individually;

                           (ii) approving any acquisition or agreement to
                  acquire, by amalgamating, merging, consolidating or entering into a business combination with or purchasing or leasing substantially all of the assets of or otherwise, any business or undertaking or any corporation, partnership, association or other business organization or division thereof, if such transactions, individually or in the aggregate, represent a value to or commitment of Target or either Business of $250,000 or more;

                           (iii) approving the sale, lease, transfer or other
                  disposition of any of the property or assets, real or personal, including intangible assets and stock of subsidiaries with respect to either Business, that, individually or in the aggregate, (x) represent a value to or commitment of Target or either Business of $250,000 or more, or (y) have a book value of $250,000 or more;

                           (iv) executing or canceling any mortgage, security
                  interest or similar document or instrument purporting to encumber any one or more of the assets of either Business if such transactions, individually or in the aggregate, represent a value to or commitment of Target or either Business of $50,000 or more;

                           (v) entering into, amending or terminating any
                  agreements, covenants or contracts that, individually or in the aggregate, represent a value to or commitment of Target or either Business of $250,000 or more;

                           (vi) modifying, amending, waiving or terminating any
                  confidentiality agreement Target or either Business has entered into with third parties;

                           (vii) guaranteeing the payment of any indebtedness,
                  or incurring any liability or indebtedness for borrowed money, that, individually or in the aggregate, represents a commitment of Target or either Business of $10,000 or more;


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Operating Agreement
December 19, 1997
Page 6


                           (viii) lending funds on behalf of Target or either
                  Business that, individually or in the aggregate, represent a value to or commitment of Target or either Business of $25,000 or more;

                           (ix) committing to any capital expenditure or
                  investment, including any capital or operating lease, that, individually or in the aggregate, represents a value to or commitment of Target or either Business of $25,000 or more;

                           (x) making any capital expenditure, investment or
                  other payment pursuant to any contract or commitment if there is insufficient cash within the particular Business to make such payment;

                           (xi) entering into (or amending, modifying, waiving
                  or deviating from the previously approved terms of) any transaction between (x) Target or either Business and (y) any Party or any affiliate of a Party (other than transactions with a Party (or its affiliates) which are specifically authorized by the Purchase Agreement);

                           (xii) entering into (or amending, modifying, waiving
                  or deviating from the previously approved terms of) any transaction which benefits any Party (or its affiliates) (other than transactions benefitting a Party (or its affiliates) which are specifically authorized by the Purchase Agreement);

                           (xiii) approving or changing the salaries, bonuses or
                  other compensation payable to any officer or employee of Target or either Business;

                           (xiv) commencing, prosecuting, defending or settling
                  any case, controversy, claim, cause of action or dispute which arises out of or relates to the Target or either Business and which involves claims in excess of $25,000 to Target, either Business or any Party;

                           (xv) determining how best to maintain, protect and
                  defend the rights and interests in and to the intellectual property of Target and each Business;

                           (xvi) approving new bank accounts which shall hold
                  funds of Target or either Business;

                           (xvii) approving the purchase of insurance policies;

                           (xviii) approving any distribution of assets
                  (including cash) of Target or either Business to any Party (or its subsidiary) or to the other Business;


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Operating Agreement
December 19, 1997
Page 7

                           (xix) adopting, amending or terminating any (a)
                  collective bargaining agreement, (b) plan, policy, arrangement or understanding providing any of the following benefits to current or former employees of Target or either Business: bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or quasi-equity based compensation, retirement, vacation, severance, disability, death benefit or insurance or (c) other personnel practices or policies;

                           (xx) creating any subsidiary of Target or either
                  Business;

                           (xxi) causing Target or either Business or any of
                  their subsidiaries to cease doing business, liquidate or dissolve, file a petition in bankruptcy, make an assignment for the benefit of creditors or take or allow to be taken against it any similar action;

                           (xxii) permitting any subsidiary of Target or either
                  Business to take any action described above; and

                           (xxiii) performing all other duties specifically
                  reserved to the Partners Committee in this Operating Agreement or subsequently delegated to the Partners Committee by agreement of GL and PGI.

                  (b) FORMATION AND COMPOSITION OF THE PARTNERS COMMITTEE. The Partners Committee shall consist of four (4) individuals or such other even number of individuals as GL and PGI from time to time may agree in writing; provided that each of PGI and GL shall have the right to nominate an equal number of Partners to the Partners Committee. The Parties shall cause the board of directors of Target to appoint the persons so nominated by PGI and GL to serve on the Partners Committee. All such Partners shall be officers or employees of the Party which nominated them (or one of its affiliates) or an employee of Target. The initial Partners shall be Jerry Zucker, James G. Boyd, Arthur C. Wiener and Michael R. Harmon. Jerry Zucker and James G. Boyd shall be deemed nominated by PGI, and Arthur C. Wiener and Michael R. Harmon shall be deemed nominated by GL. At the request of either PGI or GL, which request must relate to a Partner nominated by the requesting Party, the Parties shall cause Target's board of directors to replace a Partner, provided that no revocation shall be valid until a notice thereof has been given to the other Parties.

                  (c) OPERATION OF THE PARTNERS COMMITTEE. The Partners Committee shall meet with such frequency and at such places (including meetings by telephone or video conference) as mutually decided by the Partners, provided that there shall be a face-to-face Partners Committee meeting at least once every two (2) months.

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Operating Agreement
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                           (i) Meetings may be called by any Partner on at least
                  seven (7) days prior written notice to each Partner. If the notice requirement is not met, a Partners Committee meeting shall nonetheless be valid as if held after due notice if all Partners attend without objection to the lack of notice or if, either before or after such meeting, each Partner signs a written waiver of notice, a consent to the holding of such meeting or a written approval of the minutes of such meeting.

                           (ii) No meeting of the Partners Committee may be
                  validly convened unless at least one (1) Partner nominated by PGI and at least one (1) Partner nominated by GL are present (either in person or by proxy). A Partner may appoint another person as his or her proxy to represent such Partner at any meeting for any purpose, including voting and quorum purposes.

                           (iii) Each Partner shall have one (1) vote at all
                  meetings of the Partners Committee. All resolutions of the Partners Committee must be adopted by the unanimous vote of all Partners present (or their proxies). Minutes shall be kept of each meeting of the Partners Committee, copies of which shall be transmitted to each Partner for approval as to the accuracy of the minutes. A resolution in writing which is signed by all of the Partners shall be valid and effective as if it had been unanimously passed at a meeting of the Partners Committee duly convened and held. Copies of any such resolutions shall be filed with the minutes of the Partners Committee meetings. The respective counsel of each of GL and PGI shall be permitted to attend all Partners Committee meetings.

                           (iv) Each of GL and PGI shall pay the expenses
                  (including travel expenses) incurred by the Partners nominated by it to attend Partners Committee meetings.

                           (v) By unanimous consent of all Partners, the
                  Partners Committee may adopt such other procedures governing meetings and the conduct of business as it shall deem appropriate.

         4.       RESOLUTION OF POTENTIAL PARTNERS COMMITTEE IMPASSE.

                  (a) MEDIATION. The Partners shall attempt to settle all matters before the Partners Committee through consultation and negotiation in good faith and in a spirit of mutual cooperation. In the event that the Partners Committee does not reach a decision on a matter within twenty (20) business days from the date that the matter was submitted to the Partners Committee, then the matter will be deemed to be a dispute and such dispute will be mediated by a mediator to be selected by the Partner demanding mediation and to be consented to by all other Partners. No Partner may unreasonably withhold consent to the selection of a

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Operating Agreement
December 19, 1997
Page 9


         mediator. By mutual agreement, however, the Partners may postpone mediation until the Partners have each completed some specified but limited inquiry regarding the matter.

                  (b) ARBITRATION. In the event that the Partners Committee, with or without the involvement of a mediator, does not reach agreement on a matter within forty (40) business days from the date the matter was submitted to the Partners Committee, then, at the request of any Partner, the matter shall be submitted to arbitration by such Partner delivering a notice of arbitration (a "Notice of Arbitration") to a Partner who was nominated by a Party other than the Party that nominated the Partner requesting arbitration. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any dispute and any other matters required to be included therein by the Rules and Commentary for Non-Administered Arbitration of Business Disputes, as in effect from time to time (the "Rules"), of the Center for Public Resources, Inc. ("CPR"). A partner of Ernst & Young having expertise in the textile industry to be selected by such accounting firm and not by either Party, shall be the arbitrator (the "Arbitrator"); provided, however, that, in the event that the Arbitrator for any reason withdraws or is disqualified from serving in that capacity and cannot be replaced by another qualified partner of such accounting firm because of such accounting firm's withdrawal or disqualification, CPR shall select as a substitute Arbitrator a person who is or has been actively employed in an executive or managerial capacity in the textile industry or with an independent public accounting firm having expertise in that area.

                  The Arbitrator will determine the allocations of the costs and expenses of arbitration (except for fees and expenses of legal counsel, if any, selected by a party, which shall be borne by such party) as well as the resolution of any dispute governed by this Section 4. The Arbitrator shall be instructed to resolve any dispute in a manner that is consistent with the Purchase Agreement and this Operating Agreement. The arbitration shall be conducted in Atlanta, Georgia, under the Rules, except as modified by agreement of GL and PGI. The pendency of any arbitration under this Section 4 shall not in any way relieve the Partners from continuing to carry out their responsibilities under this Operating Agreement in good faith.

                  Evidentiary hearings, if any, shall not exceed three (3) business days. The Arbitrator shall conduct the arbitration so that a final result, determination, finding or judgment (the "Final Determination") is made or rendered as soon as practicable, but in no event later than forty (40) business days after the receipt by the relevant Partner(s) of the Notice of Arbitration nor later than ten
         (10) business days following the completion of all other aspects of the arbitration. The Arbitrator shall seek a Final Determination that maximizes the net benefit to the Parties while allocating benefits and detriments in a manner equitable to the Parties in light of the Parties' relationship.

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Operating Agreement
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                  The Final Determination shall be signed by the Arbitrator, and shall be limited to the matters properly set forth in the Notice of Arbitration. The Final Determination shall be final and binding on the Partners Committee, and there shall be no appeal or reexamination of the Final Determination, except as provided in Sections 10 and 11 of the Federal Arbitration Act, 9 U.S.C. ss. 1 et seq. Any Partner or
         Party may enforce any Final Determination in any state or federal court having jurisdiction over the dispute. For the purpose of any action or proceeding instituted with respect to any Final Determination, each Partner and Party irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum.

                  (c) LIMITED APPLICATION OF DISPUTE RESOLUTION PROCEDURES. The dispute resolution procedures provided in Sections 4(a) and 4(b) shall apply only to the resolution of matters properly submitted to the Partners Committee regarding the operations of Target and its subsidiaries. These dispute resolution procedures shall not be construed to apply to any other disputes arising out of or concerning this Operating Agreement and shall not be construed to apply to or alter any other agreement between the Parties.

         5. INDEMNIFICATION OF PARTNERS AND DIRECTORS AND OFFICERS OF DTA.

                  (a) SCOPE OF INDEMNIFICATION. In addition to any other right to indemnification granted by the bylaws or articles of incorporation of either the Target or DTA (Target and DTA are together referred to as the "Indemnifying Parties"), each person who was or is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding") by reason of the fact that he or she is or was a Partner or a member of an Operating Committee or an officer or director of DTA (hereinafter an "Indemnitee"), whether the basis of such a Proceeding is alleged action by the Indemnitee in an official capacity as a Partner, director, or officer or in any other capacity while serving as a Partner, director, or officer, shall be indemnified and held harmless by the Indemnifying Parties to the fullest extent authorized by law (including indemnification for negligence, gross negligence and breach of fiduciary duty to the extent so authorized), as the law now exists or may hereinafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Indemnifying Parties to provide broader indemnification rights than such law permitted the Indemnifying Parties to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith. However, it is provided that:

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Operating Agreement
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Page 11

                           (i) an Indemnitee shall not be entitled to be
                  indemnified by the Indemnifying Parties unless he or she acted in good faith in what such person reasonably believed to be in accordance with the Purchase Agreement and this Operating Agreement and, with respect to criminal action or proceeding, he or she must not have had reasonable cause to believe that his or her conduct was unlawful;

                           (ii) any indemnification pursuant to this Section 5
                  shall be recoverable only from the assets of the Indemnifying Parties and not from the assets of any other Party.

                  (b) ADVANCEMENT OF EXPENSES. The right to indemnification conferred in this Section 5 shall include the right to be paid by the Indemnifying Parties the expenses (including attorneys' fees) incurred in defending any Proceeding in advance of its final disposition, subject to the receipt of an undertaking from such Indemnitee to promptly repay any amounts so advanced in the event that he or she is not ultimately entitled to receive indemnification under Section 5(a).

                  (c) SURVIVAL. The rights of indemnification in Sections 5(a) and 5(b) shall be contractual rights, and such rights shall continue as to an Indemnitee who has ceased to be a Partner, director or officer and shall inure to the benefit of the Indemnitee's heirs, executors and administrators;

                  (d) NON-EXCLUSIVE RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this Section 5 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the directors or shareholders or otherwise.

                  (e) INSURANCE. The Indemnifying Parties may maintain insurance, at their expense, to protect themselves and any Indemnitee against any expense, liability or loss, whether or not the Indemnifying Parties would have the power to indemnify such person against such expense, liability or loss under relevant laws.

         6. WAIVER OF CONFLICT OF INTEREST. Each Party hereby waives any claim or cause of action against any other Party, any Partner nominated by another Party, or any person ("Appointee") appointed by an Operating Committee which consists of Partners nominated by another Party, for any breach of fiduciary duty to the Target by such Partner or Appointee as a result of any potential or actual conflict of interest. Each Party acknowledges and agrees that in the event of any such conflict of interest, each such Partner or Appointee, subject to applicable law, may act in the best interest of the Party which, directly or indirectly through an Operating Committee, nominated him or her. Subject to applicable law, no Partner or Appointee shall be obligated to recommend or take any action that prefers the interests of the Target over the interests of a Party, and the Target and the

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Operating Agreement
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Page 12

Parties waive the fiduciary duty, if any, to the Target of each such Partner or Appointee in the event of any such conflict of interest. The foregoing shall not limit the right of any Party and its affiliates to pursue available remedies against the other Parties and their affiliates for breach of any representation, warranty, covenant or agreement contained in the Purchase Agreement and this Operating Agreement.

         7. PUBLIC ANNOUNCEMENTS. Neither GL on the one hand or PGI and DTA on the other hand shall make or send a public announcement or communication regarding this Operating Agreement unless it has first obtained the prior written approval of PGI or GL, respectively (which approval shall not be unreasonably withheld); provided that any Party may make any public disclosure it believes in good faith, upon advice of counsel, is required by applicable law, the regulations of the stock exchange on which the Party's stock is traded or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party, whether GL on the one hand or PGI and DTA on the other hand, will use reasonable efforts to consult PGI or GL, respectively, prior to making the disclosure). The Parties agree that in response to any questions or inquiries from third parties, any statements shall be consistent with the provisions of this Operating Agreement and no statements will be made that would be likely to mislead or confuse third parties regarding the management authority agreed to herein.

         8. ENTIRE AGREEMENT. This Operating Agreement and the Purchase Agreement together contain the entire agreement and understanding among the Parties.

         9. AMENDMENTS. This Operating Agreement may be amended only upon the written consent of each of GL and PGI.

         10. TERMINATION. This Operating Agreement will automatically be terminated and be of no further force and effect upon the earlier of (a) mutual agreement of the Parties, (b) the termination of the Purchase Agreement, or (c) the completion of the Purchase Agreement Transaction; provided, that in the event a Party materially breaches this Operating Agreement or is unable to fulfil any conditions required to be fulfilled, and such breach is not cured within fifteen days following notice from another Party, the non-breaching Parties may terminate this Operating Agreement on or after the twenty-second day following delivery of such notice. Termination of this Operating Agreement by a non-breaching Party pursuant to this Section 10 will not relieve the breaching Party of any liability it may have as a result of any breach of the Purchase Agreement or this Operating Agreement.

         11. CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Operating Agreement. In the event an ambiguity or question of intent or interpretation arises, this Operating Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Operating Agreement. Any reference to any federal, state, local, or foreign

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Operating Agreement
December 19, 1997
Page 13


statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         12. MISCELLANEOUS. THIS OPERATING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS OPERATING AGREEMENT, EVEN THOUGH UNDER NEW YORK'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION MAY ORDINARILY APPLY. If any provision of this Operating Agreement is deemed invalid, illegal or incapable of enforcement by any rule of law or public policy, all other provisions of this Operating Agreement shall remain in full force and effect. Upon any determination that any provision of this Operating Agreement is invalid, illegal or incapable of enforcement, the Parties shall negotiate in good faith to modify this Operating Agreement so as to effect the original intent of the Parties as closely as possible to the management rights and responsibilities originally contemplated by the Parties. Each Party may assign its rights hereunder only to any of its affiliates, but neither GL on the one hand or PGI and DTA on the other hand may assign its obligations or delegate its duties hereunder without the prior written approval of PGI or GL, respectively; provided, that in connection with any such assignment to an affiliate, the assigning party must guarantee all of the obligations owed to the other Parties hereunder. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Operating Agreement were not performed in accordance with their specific terms or were otherwise breached, and therefore agree that, in addition to any other remedy to which any Party may be entitled to at law or in equity, the Parties shall be entitled to injunctive relief to prevent breaches of this Operating Agreement and to enforce specifically the provisions hereof (without posting a bond or other security). All notices required by this letter agreement shall be in writing and may be sent by registered or certified mail, return receipt requested, by overnight courier or by facsimile (with confirming copy sent by overnight courier). All notices to GL shall be made to Arthur Wiener, Chairman, President and Chief Executive Officer of GL, and all notices to PGI and DTA shall be made to Jerry Zucker, Chairman, President and Chief Executive Officer of PGI and DTA, at the addresses of their respective principal executive offices. This Operating Agreement may be executed in counterparts and delivered by facsimile transmission. Nothing in this Operating Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Operating Agreement on any persons other than the Parties hereto and their affiliates and respective permitted successors and assigns.



                                    * * * * *

Operating Agreement
December 19, 1997
Page 14

                  IN WITNESS WHEREOF, the parties hereto have caused this Operating Agreement to be signed by their respective officers thereto duly authorized, all as of the date first above written.


                              POLYMER GROUP, INC.

                              By: _______________________________________

                              Its: _______________________________________


                              DT ACQUISITION INC.

                              By: _______________________________________

                              Its: _______________________________________


                              GALEY & LORD INCORPORATED

                              By:   /s/ Michael R. Harmon ___________________

                              Its:   Executive Vice-President___________________